For Immediate Release

The J. M. Smucker Company Announces Fiscal 2012 Third Quarter Results

•	Third quarter net sales increased 12 percent

•	Sales volume in quarter impacted by weak consumer takeaway

•	Foodservice coffee acquisition completed in the quarter

•	Company updates full year guidance

ORRVILLE, Ohio, February 16, 2012 — The J. M. Smucker Company (NYSE: SJM) today announced results for the third quarter ended January 31, 2012, of its 2012 fiscal year. Results for the quarter and nine months ended January 31, 2012, include the operations of Rowland Coffee Roasters, Inc. (“Rowland Coffee”) and the North American foodservice coffee and hot beverage business acquired from Sara Lee Corporation (“Sara Lee business”) since the completion of each acquisition on May 16, 2011 and January 3, 2012, respectively.

Executive Summary

	Three Months Ended January 31,			Nine Months Ended January 31,
	2012	2011	% Increase (Decrease)	2012	2011	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$1,467.6	$1,312.4	12%	$4,170.4	$3,638.6	15%
Operating income	$200.4	$213.0	(6)%	$592.7	$618.2	(4)%
% of net sales	13.7%	16.2%		14.2%	17.0%
Net income:
Income	$116.8	$132.0	(11)%	$355.6	$384.6	(8)%
Income per diluted share	$1.03	$1.11	(7)%	$3.12	$3.23	(3)%

•	Non-GAAP income per diluted share was $1.22 and $1.27 for the third quarters of 2012 and 2011, and $3.63 and $3.69 for the first nine months of 2012 and 2011, respectively, a decrease of 4 percent and 2 percent for the quarter and the first nine months, respectively.

•	GAAP and non-GAAP results include the impact of an $11.3 million loss on the sale of business in the first nine months of 2012, and a noncash impairment charge of $17.2 million in the third quarter and first nine months of 2011, both related to the Europe’s Best® frozen fruit and vegetable business.

•	A greater-than-anticipated decline in overall sales volume was the primary driver of the decrease in income per diluted share in the third quarter of 2012, compared to 2011.

•	Non-GAAP income per diluted share excludes restructuring and merger and integration costs (“special project costs”) of $0.19 and $0.16 per diluted share in the third quarters of 2012 and 2011, and $0.51 and $0.46 for the first nine months of 2012 and 2011, respectively.

“Although sales increased 12 percent for the quarter, we were disappointed with overall volume and its impact on earnings,” commented Vince Byrd, President and Chief Operating Officer. “Despite having strong merchandising programs in place for the holiday period, our volume was lower than expected as a result of our higher price points coupled with lower consumer demand across the food industry. Looking forward, we are encouraged that our share of market remains strong and that commodity costs are moderating, providing opportunities to adjust pricing and promotional activities to better meet the needs of our consumers.”

“While it was a difficult quarter, we remain confident in the strength of our #1 brands and our strategy to position the Company for continued growth,” continued Richard Smucker, Chief Executive Officer. “Our focus remains on the long term and making strides in growing through product innovations, acquisitions, brand building, and productivity initiatives. We see economic indicators improving, and believe this will further consumer confidence, ultimately allowing consumers to adjust to market conditions.”

Net Sales

	Three Months Ended January 31,				Nine Months Ended January 31,
	2012	2011	Increase (Decrease)%		2012	2011	Increase (Decrease)%
	(Dollars in millions)

Net sales	$1,467.6	$1,312.4	$155.3	12%	$4,170.4	$3,638.6	$531.9	15%
Adjust for certain noncomparable items:
Acquisitions	(59.9)	-	(59.9)	(5)%	(113.7)	-	(113.7)	(3)%
Divestiture	-	(6.9)	6.9	1%	-	(8.3)	8.3	0%
Foreign exchange	1.9	-	1.9	0%	(9.0)	-	(9.0)	(0)%
Net sales adjusted for noncomparable impact of acquisitions, divestiture, and foreign exchange	$1,409.6	$1,305.5	$104.2	8%	$4,047.8	$3,630.3	$417.5	12%

Amounts may not add due to rounding.

Net sales increased 12 percent in the third quarter of 2012, as compared to the third quarter of 2011, driven primarily by the impact of prior pricing actions and acquisitions. The addition of the Rowland Coffee brands earlier in the fiscal year and the Sara Lee business during the most recent quarter contributed $33.0 million and $26.9 million to net sales in the third quarter of 2012, respectively, and combined represented 5 percentage points of the net sales increase. The overall impact of sales mix was favorable primarily due to K-Cups®.

Overall volume, as measured in tonnage, was down 10 percent in the third quarter of 2012, compared to the third quarter of 2011, primarily driven by Crisco® shortening and oils, Folgers® coffee, and Jif® peanut butter. Shipments measured by units were down 8 percent. While the Company entered the Fall Bake and Holiday period with a solid mix of merchandising and marketing programs, consumer takeaway across the food industry was lower during the quarter than in the prior year. Additionally, the Company’s volume decline was attributed to four primary reasons:

•	Retail price points were significantly higher in the third quarter of 2012, compared to the prior year.

•	Consumer pantry loading of peanut butter during the second quarter of 2012 was higher than originally estimated and resulted in lower volume during the third quarter.

•	Key retailers managed inventory levels down during the quarter.

•	Specific competitive activities and price points in certain of the Company’s categories were particularly aggressive, however, the Company chose not to engage in these activities.

Margins

	Three Months Ended January 31,		Nine Months Ended January 31,
	2012	2011	2012	2011
	(% of net sales)

Gross profit	31.7%	36.1%	33.5%	37.9%
Selling, distribution, and administrative expenses:
Marketing	4.8%	5.2%	5.1%	5.8%
Selling	3.2%	3.2%	3.2%	3.2%
Distribution	2.6%	3.0%	2.8%	3.2%
General and administrative	4.7%	5.0%	5.1%	5.3%
Total selling, distribution, and administrative expenses	15.3%	16.3%	16.3%	17.6%
Amortization	1.5%	1.4%	1.5%	1.5%
Impairment charges	0.0%	1.3%	0.0%	0.5%
Other restructuring and merger and integration costs	1.3%	0.9%	1.2%	1.2%
Loss on sale of business	0.0%	0.0%	0.3%	0.0%
Other operating (income) expense - net	(0.1)%	0.0%	(0.0)%	0.1%
Operating income	13.7%	16.2%	14.2%	17.0%

Amounts may not add due to rounding.

Gross profit decreased $8.7 million, or 2 percent, in the third quarter of 2012, compared to 2011, and decreased $12.4 million, excluding special project costs, primarily due to lower sales volume. During the third quarter of 2012, costs were higher for green coffee, edible oils, peanuts, and flour, compared to the third quarter of 2011. However, the net impact on gross profit resulting from the recognition of these higher costs and related pricing actions was mixed due to timing. The net impact of timing was favorable for peanut butter and more than offset the unfavorable impact for coffee. The net favorable impact of a $3.5 million change in unrealized mark-to-market adjustments on derivative contracts, primarily for coffee, in the third quarter of 2012, compared to 2011, also impacted gross profit. Gross margin contracted from 37.4 percent in the third quarter of 2011 to 32.6 percent in the third quarter of 2012, excluding special project costs.

The Company expects that it will continue to recognize higher green coffee costs through its fourth quarter, compared to the prior year, although to a lesser degree than in the third quarter. Peanut costs are expected to be significantly higher in the fourth quarter than in the third quarter of 2012 as the inventory of lower-cost peanuts is depleted.

Selling, distribution, and administrative (“SD&A”) expenses in the third quarter of 2012 increased 5 percent, compared to the third quarter of 2011, but decreased as a percentage of net sales from 16.3 percent to 15.3 percent. Marketing expenses in the third quarter of 2012 increased 4 percent compared to the third quarter of 2011. Over the same period, selling and general and administrative expenses increased 12 percent and 7 percent, respectively, while distribution expenses decreased 3 percent. The addition of the Rowland Coffee and Sara Lee businesses represented over 70 percent of the overall increase in SD&A expenses. Higher amortization expense was recognized in the third quarter of 2012, compared to 2011, primarily related to the intangible assets associated with the Company’s recent acquisitions.

Operating income decreased $12.6 million, or 6 percent, in the third quarter of 2012, compared to 2011. Excluding special project costs in both periods, operating income decreased $8.1 million, or 3 percent, and declined from 18.4 percent of net sales in 2011 to 15.9 percent in 2012. Both of these operating income measures include a $17.2 million impairment charge in 2011.

Interest and Income Taxes

Interest expense increased $5.5 million in the third quarter of 2012, compared to 2011, representing the costs of higher debt outstanding, reflecting the Company’s October 2011 public issuance, somewhat offset by the benefit of the Company’s interest rate swap activities and higher capitalized interest associated with the Company’s capital expenditures.

Income taxes decreased $3.4 million in the third quarter of 2012, reflecting an $18.5 million decrease in income before income taxes and the offsetting impact of an increase in the effective tax rate to 34.1 percent, compared to 32.6 percent in the third quarter of 2011. The increase in the effective tax rate in the third quarter of 2012 is primarily due to an increase in state income tax expense and a lower domestic manufacturing deduction, compared to the third quarter of 2011.

Segment Performance

	Three Months Ended January 31,			Nine Months Ended January 31,
	2012	2011	% Increase (Decrease)	2012	2011	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$637.9	$554.7	15%	$1,755.5	$1,425.5	23%
U.S. Retail Consumer Foods	556.5	518.5	7%	1,631.2	1,510.1	8%
International, Foodservice, and Natural Foods	273.2	239.2	14%	783.7	703.0	11%

Segment profit:
U.S. Retail Coffee	$138.3	$158.1	(12)%	$418.0	$419.1	(0)%
U.S. Retail Consumer Foods	106.6	102.2	4%	301.6	308.6	(2)%
International, Foodservice, and Natural Foods (1)	39.0	29.9	31%	116.6	116.8	(0)%

Segment profit margin:
U.S. Retail Coffee	21.7%	28.5%		23.8%	29.4%
U.S. Retail Consumer Foods	19.2%	19.7%		18.5%	20.4%
International, Foodservice, and Natural Foods (1)	14.3%	12.5%		14.9%	16.6%

(1)	Segment profit and margin comparability for the International, Foodservice, and Natural Foods segment is impacted by the $11.3 million loss on the sale of the Europe's Best® business included in the nine months ended January 31, 2012, and impairment charge of $17.2 million included in the three and nine months ended January 31, 2011.

Effective May 1, 2011, the Company’s reportable segments have been modified to align segment financial results with the responsibilities of segment management, consistent with the executive appointments announced in March 2011. Also effective May 1, 2011, certain specialty brands which were previously included in the U.S. Retail Consumer Foods segment are included in the International, Foodservice, and Natural Foods segment (“product realignments”). Segment performance for 2011 has been reclassified for these product realignments and the organizational changes described above.

The U.S. Retail Consumer Foods reportable segment is a combination of the former U.S. Retail Consumer Market and U.S. Retail Oils and Baking Market reportable segments, adjusted for product realignments. The former Special Markets segment has been renamed International, Foodservice, and Natural Foods segment and also reflects product realignments. The Company’s method of calculating segment profit remains consistent with 2011.

U.S. Retail Coffee

The U.S. Retail Coffee segment net sales increased 15 percent in the third quarter of 2012, compared to the third quarter of 2011, reflecting the net realization of price increases taken over the last 12 months. The acquisition of Rowland Coffee contributed approximately $28.5 million to segment net sales, representing 5 percentage points of the segment net sales increase. Segment volume decreased 11 percent for the third quarter of 2012, compared to the third quarter of 2011, excluding Rowland Coffee. Volume declined for the Folgers® brand in line with the overall segment in the third quarter of 2012, compared to 2011, and was primarily attributed to consumer response to higher price points on shelf and aggressive private label price points at key retailers. Dunkin’ Donuts® packaged coffee volume was up 4 percent. Contributing to favorable sales mix in the third quarter of 2012, net sales of Folgers Gourmet Selections® and Millstone® K-Cups®, increased $38.2 million, compared to the third quarter of 2011, and represented 7 percentage points of segment net sales growth, while contributing only 1 percentage point growth to volume.

U.S. Retail Coffee segment profit decreased $19.7 million, or 12 percent, in the third quarter of 2012, compared to a record level in the third quarter of 2011, primarily due to lower sales volume. In addition, overall pricing, while higher in the third quarter of 2012, compared to 2011, did not fully offset higher green coffee costs recognized.

U.S. Retail Consumer Foods

The U.S. Retail Consumer Foods segment net sales increased 7 percent in the third quarter of 2012, compared to 2011, as the impact of price increases offset an 11 percent decline in volume. Jif® peanut butter net sales increased 17 percent in the third quarter of 2012, compared to 2011, reflecting the recent 30 percent price increase and a 13 percent volume decline. The Company attributed an overall decline in peanut butter volume to a combination of consumer pantry loading in advance of the recent price increase, aggressive price points by certain competitors during the period, and overall higher price points. Smucker’s® fruit spreads net sales were flat and volume was down 8 percent during the same period. Crisco® brand net sales decreased 6 percent and volume was down 29 percent in the third quarter of 2012, compared to 2011, reflecting the impact of substantial price competition of private label offerings by certain retailers. For the same period, net sales and volume for the Pillsbury® brand increased 28 percent and 7 percent, respectively, with gains mostly in baking mixes. Canned milk net sales increased 8 percent and volume was flat during the third quarter of 2012, compared to 2011.

The U.S. Retail Consumer Foods segment profit increased $4.5 million, or 4 percent, in the third quarter of 2012, compared to the third quarter of 2011. Segment profit grew as the net impact of higher commodity costs was offset by pricing actions, benefiting primarily from timing related to peanut butter. The Company expects peanut costs to be significantly higher in the fourth quarter than in the third quarter of 2012 as the inventory of lower-cost peanuts is depleted. Segment selling, distribution, and marketing expenses were also up, but generally in line with the increase in net sales. Segment profit margin was 19.2 percent in the third quarter of 2012, compared to 19.7 percent in 2011.

International, Foodservice, and Natural Foods

Net sales in the International, Foodservice, and Natural Foods segment increased 14 percent in the third quarter of 2012, compared to 2011. Excluding the impact of acquisitions, divestiture, and foreign exchange, segment net sales increased 5 percent over the same period. Price increases and favorable sales mix more than offset a 9 percent decline in volume. Volume gains in Folgers® coffee were more than offset by declines in natural beverages, Bick’s® pickles, and Five Roses® flour.

Segment profit increased $9.1 million in the third quarter of 2012, compared to 2011 which included an impairment charge of $17.2 million related to intangible assets of the Europe’s Best® business. Excluding the impact of the impairment charge in the third quarter of 2011, segment profit decreased $8.0 million, primarily due to lower sales volume. Also, costs were higher and not fully offset by price increases, notably in coffee and natural beverages. Segment profit margin was 14.3 percent in the third quarter of 2012, compared to 12.5 percent in the third quarter of 2011 which included a 7.2 percentage point impact of the impairment charge. As expected, the recently acquired Sara Lee business did not contribute to segment profit in the third quarter of 2012.

Other Financial Results and Measures

	Three Months Ended January 31,			Nine Months Ended January 31,
	2012	2011	% Increase (Decrease)	2012	2011	% Increase (Decrease)
	(Dollars in millions)

Net cash provided by operating activities	$409.3	$374.8	9%	$469.2	$394.4	19%

EBITDA	$259.0	$275.3	(6)%	$773.0	$795.9	(3)%
% of net sales	17.6%	21.0%		18.5%	21.9%

The significant cash generated in the third quarter of 2012 is consistent with the Company’s expectation, whereby cash provided by operations in the second half of its fiscal year typically exceeds the amount in the first half of the year, upon completion of the Company’s key Fall Bake and Holiday period. The Company typically expects a significant use of cash to fund working capital requirements during the first half of each fiscal year, primarily due to seasonal fruit and vegetable procurement, the buildup of inventories to support the Fall Bake and Holiday period, and the additional increase of coffee inventory in advance of the Atlantic hurricane season.

During the third quarter of 2012, the Company repurchased 555,700 common shares under its Board of Directors’ authorization for approximately $41.1 million. At January 31, 2012, the Company had 6.9 million common shares remaining for repurchase under its Board authorization, including 5 million additional common shares authorized by the Board during its January 2012 meeting.

Outlook

Due to the impact of the third quarter results and an expected continuation of volume softness in the fourth quarter, as compared to the prior year, the Company is lowering its net sales and earnings guidance for the year. Net sales for the full year are estimated at $5.5 billion, up approximately 15 percent over the prior year. Full year non-GAAP income per diluted share is expected to range from $4.60 to $4.65, excluding special project costs of $0.65 to $0.70 per diluted share, down from the Company’s previous estimate of $4.90 to $5.00. While the Company’s current estimates reflect the expected net sales contribution from the Sara Lee business, its contribution to earnings is not expected to be material.

Conference Call

The Company will conduct an earnings conference call and webcast today, Thursday, February 16, 2012, at 8:30 a.m. E.T. The webcast can be accessed from the Company’s website at www.smuckers.com. For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 3354217, and will be available until Thursday, February 23, 2012.

Non-GAAP Measures

The Company uses non-GAAP measures including net sales adjusted for the noncomparable impact of acquisitions, divestiture, and foreign exchange rate; gross profit, operating income, income, and income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization (“EBITDA”); and free cash flow as key measures for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). Rather, the presentation of these non-GAAP measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations. These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP measures to the comparable GAAP items for the current and prior year quarter and year-to-date periods is included in the “Unaudited Non-GAAP Measures” table.

About The J. M. Smucker Company

For more than 110 years, The J.M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker's®, Folgers®, Dunkin’ Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, Café Bustelo®, Café PilonTM, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation® and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury®, the Barrelhead logo and the Doughboy character are trademarks of The Pillsbury Company, LLC, used under license; Carnation® is a trademark of Société des Produits Nestlé S.A., used under license; and Dunkin’ Donuts® is a registered trademark of DD IP Holder, LLC, used under license. Borden® and Elsie are trademarks used under license. Douwe Egberts® and Pickwick® are registered trademarks of Sara Lee/DE B.V., used under license.

Dunkin’ Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants. K-Cup® and K-Cups® are trademarks of Keurig, Incorporated.

The J. M. Smucker Company Forward-Looking Language

This press release contains forward-looking statements, such as projected operating results, earnings, and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements. Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

•	volatility of commodity markets from which raw materials, particularly green coffee beans, wheat, soybean oil, milk, peanuts, and sugar, are procured and the related impact on costs;
•	risks associated with derivative and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company’s liquidity;
•	crude oil price trends and their impact on transportation, energy, and packaging costs;
•	the ability to successfully implement and realize the full benefit of price changes that are intended to fully recover cost and the competitive, retailer, and consumer response;
•	the success and cost of introducing new products and the competitive response;
•	the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses;
•	general competitive activity in the market, including competitors’ pricing practices and promotional spending levels;
•	the ability of the Company to successfully integrate acquired and merged businesses in a timely and cost effective manner;
•	the successful completion of the Company’s restructuring programs, and the ability to realize anticipated savings and other potential benefits within the time frames currently contemplated;
•	the impact of food security concerns involving either the Company or its competitors’ products;
•	the impact of accidents and natural disasters, including crop failures and storm damage;

•	the concentration of certain of the Company’s businesses with key customers and suppliers and the ability to manage and maintain key relationships;
•	the loss of significant customers, a substantial reduction in orders from these customers, or the bankruptcy of any such customer;
•	changes in consumer coffee preferences and other factors affecting the coffee business, which represents a substantial portion of the Company’s business;
•	a change in outlook or downgrade in the Company’s public credit rating by a rating agency;
•	the ability of the Company to obtain any required financing;
•	the timing and amount of capital expenditures, share repurchases, and restructuring costs;
•	impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
•	the impact of new or changes to existing governmental laws and regulations and their application;
•	the impact of future legal, regulatory, or market measures regarding climate change;
•	the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company’s tax positions;
•	foreign currency and interest rate fluctuations;
•	political or economic disruption;
•	other factors affecting share prices and capital markets generally; and
•	risks related to other factors described under “Risk Factors” in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Contacts:
The J. M. Smucker Company

(330) 682-3000

Investors:	Media:
Sonal Robinson	Maribeth Badertscher
Vice President, Investor Relations	Vice President, Corporate Communications

The J. M. Smucker Company

Unaudited Condensed Consolidated Statements of Income

	Three Months Ended January 31,			Nine Months Ended January 31,
	2012	2011	% Increase (Decrease)	2012	2011	% Increase (Decrease)
	(Dollars in thousands, except per share data)

Net sales	$1,467,641	$1,312,351	12%	$4,170,429	$3,638,576	15%
Cost of products sold	988,825	821,086	20%	2,738,715	2,222,681	23%
Cost of products sold - restructuring	12,022	16,851	(29)%	33,492	38,376	(13)%
Cost of products sold - merger and integration	1,109	-	n/m	2,784	-	n/m
Gross Profit	465,685	474,414	(2)%	1,395,438	1,377,519	1%
Gross margin	31.7%	36.1%		33.5%	37.9%

Selling, distribution, and administrative expenses	225,016	214,325	5%	678,170	640,407	6%
Amortization	22,031	18,515	19%	62,825	55,513	13%
Impairment charges	-	17,155	(100)%	-	17,155	(100)%
Other restructuring costs	13,549	8,414	61%	33,802	34,863	(3)%
Other merger and integration costs	5,873	2,746	114%	17,429	8,175	113%
Loss on sale of business	-	-	n/m	11,287	-	n/m
Other operating (income) expense - net	(1,150)	297	n/m	(758)	3,241	(123)%
Operating Income	200,366	212,962	(6)%	592,683	618,165	(4)%
Operating margin	13.7%	16.2%		14.2%	17.0%

Interest income	464	779	(40)%	1,090	1,784	(39)%
Interest expense	(23,599)	(18,132)	30%	(58,469)	(53,176)	10%
Other income - net	4	170	(98)%	1,958	487	n/m
Income Before Income Taxes	177,235	195,779	(9)%	537,262	567,260	(5)%
Income taxes	60,391	63,784	(5)%	181,648	182,658	(1)%
Net Income	$116,844	$131,995	(11)%	$355,614	$384,602	(8)%

Net income per common share	$1.03	$1.12	(8)%	$3.12	$3.23	(3)%

Net income per common share - assuming dilution	$1.03	$1.11	(7)%	$3.12	$3.23	(3)%

Dividends declared per common share	$0.48	$0.44	9%	$1.44	$1.24	16%

Weighted-average shares outstanding	113,439,152	118,331,034	(4)%	113,869,911	119,047,986	(4)%
Weighted-average shares outstanding – assuming dilution	113,488,277	118,434,280	(4)%	113,922,722	119,172,388	(4)%

The J. M. Smucker Company

Unaudited Condensed Consolidated Balance Sheets

	January 31, 2012	April 30, 2011	January 31, 2011
	(Dollars in thousands)
Assets
Current Assets:
Cash and cash equivalents	$370,428	$319,845	$549,583
Trade receivables	364,724	344,410	289,548
Inventories	990,815	863,579	735,275
Other current assets	80,026	109,165	114,654
Total Current Assets	1,805,993	1,636,999	1,689,060

Property, Plant, and Equipment, Net	1,064,299	867,882	841,067

Other Noncurrent Assets:
Goodwill	3,033,531	2,812,746	2,808,684
Other intangible assets, net	3,233,960	2,940,010	2,955,305
Other noncurrent assets	98,091	66,948	64,632
Total Other Noncurrent Assets	6,365,582	5,819,704	5,828,621
	$9,235,874	$8,324,585	$8,358,748

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$232,415	$234,916	$174,882
Other current liabilities	261,920	247,760	247,875
Total Current Liabilities	494,335	482,676	422,757

Noncurrent Liabilities:
Long-term debt	2,071,202	1,304,039	1,300,000
Other noncurrent liabilities	1,290,721	1,245,507	1,272,690
Total Noncurrent Liabilities	3,361,923	2,549,546	2,572,690

Shareholders' Equity	5,379,616	5,292,363	5,363,301
	$9,235,874	$8,324,585	$8,358,748

The J. M. Smucker Company

Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended January 31,		Nine Months Ended January 31,
	2012	2011	2012	2011
	(Dollars in thousands)

Operating Activities
Net income	$116,844	$131,995	$355,614	$384,602
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation	27,960	26,829	83,756	83,475
Depreciation - restructuring and merger and integration	8,622	16,823	31,749	38,263
Amortization	22,031	18,515	62,825	55,513
Impairment charges	-	17,155	-	17,155
Share-based compensation expense	3,970	5,718	16,524	17,986
Other noncash restructuring charges	5,173	1,619	6,942	6,986
Loss on sale of assets - net	382	784	3,108	1,811
Loss on sale of business	-	-	11,287	-
Changes in assets and liabilities, net of effect from businesses acquired:
Trade receivables	97,928	126,835	(8,434)	(50,183)
Inventories	194,251	89,347	(78,362)	(78,598)
Accounts payable and accrued items	(71,786)	(58,616)	(653)	36,592
Proceeds from settlement of interest rate swaps - net	-	-	17,718	-
Defined benefit pension contributions	(2,501)	(1,120)	(6,997)	(13,432)
Accrued and prepaid income taxes	2,953	7,268	(30,116)	(97,898)
Other - net	3,478	(8,318)	4,278	(7,892)
Net Cash Provided by Operating Activities	409,305	374,834	469,239	394,380

Investing activities
Businesses acquired, net of cash acquired	(379,509)	-	(742,355)	-
Additions to property, plant, and equipment	(61,184)	(49,060)	(196,891)	(111,133)
Proceeds from sale of business	-	-	9,268	-
Sale and maturity of marketable securities	-	28,100	18,600	37,100
Purchases of marketable securities	-	(18,600)	-	(75,637)
Proceeds from disposal of property, plant, and equipment	1,881	4,663	2,784	5,002
Other - net	1,229	(110)	(1,021)	(99)
Net Cash Used for Investing Activities	(437,583)	(35,007)	(909,615)	(144,767)

Financing activities
Repayments of long-term debt	-	-	-	(10,000)
Proceeds from long-term debt - net	-	-	748,560	400,000
Quarterly dividends paid	(54,564)	(47,732)	(159,389)	(143,065)
Purchase of treasury shares	(45,930)	(242,182)	(90,522)	(247,329)
Proceeds from stock option exercises	1,201	7,869	1,719	9,969
Other - net	2,186	2,517	(2,915)	4,993
Net Cash (Used for) Provided by Financing Activities	(97,107)	(279,528)	497,453	14,568
Effect of exchange rate changes	(475)	1,821	(6,494)	1,832
Net (decrease) increase in cash and cash equivalents	(125,860)	62,120	50,583	266,013
Cash and cash equivalents at beginning of period	496,288	487,463	319,845	283,570
Cash and cash equivalents at end of period	$370,428	$549,583	$370,428	$549,583

The J. M. Smucker Company

Unaudited Non-GAAP Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)

Gross profit excluding special project costs (1)	$478,816	$491,265	$1,431,714	$1,415,895
% of net sales	32.6%	37.4%	34.3%	38.9%

Operating income excluding special project costs (2)	$232,919	$240,973	$680,190	$699,579
% of net sales	15.9%	18.4%	16.3%	19.2%

Income excluding special project costs: (3)
Income	$138,319	$150,880	$413,535	$439,801
Income per common share – assuming dilution	$1.22	$1.27	$3.63	$3.69

(1) Reconciliation to gross profit:
Gross profit	$465,685	$474,414	$1,395,438	$1,377,519
Cost of products sold - restructuring	12,022	16,851	33,492	38,376
Cost of products sold - merger and integration	1,109	-	2,784	-
Gross profit excluding special project costs	$478,816	$491,265	$1,431,714	$1,415,895

(2) Reconciliation to operating income:
Operating income	$200,366	$212,962	$592,683	$618,165
Cost of products sold - restructuring	12,022	16,851	33,492	38,376
Cost of products sold - merger and integration	1,109	-	2,784	-
Other restructuring costs	13,549	8,414	33,802	34,863
Other merger and integration costs	5,873	2,746	17,429	8,175
Operating income excluding special project costs	$232,919	$240,973	$680,190	$699,579

(3) Reconciliation to net income:
Income before income taxes	$177,235	$195,779	$537,262	$567,260
Cost of products sold - restructuring	12,022	16,851	33,492	38,376
Cost of products sold - merger and integration	1,109	-	2,784	-
Other restructuring costs	13,549	8,414	33,802	34,863
Other merger and integration costs	5,873	2,746	17,429	8,175
Income before income taxes, excluding special project costs	$209,788	$223,790	$624,769	$648,674
Income taxes, as adjusted	71,469	72,910	211,234	208,873
Income excluding special project costs	$138,319	$150,880	$413,535	$439,801

The J. M. Smucker Company

Unaudited Non-GAAP Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)

Earnings before interest, taxes, depreciation, and amortization (4)	$258,983	$275,299	$772,971	$795,903
% of net sales	17.6%	21.0%	18.5%	21.9%

Free cash flow (5)	$348,121	$325,774	$272,348	$283,247

(4) Reconciliation to net income:
Income before income taxes	$177,235	$195,779	$537,262	$567,260
Interest income	(464)	(779)	(1,090)	(1,784)
Interest expense	23,599	18,132	58,469	53,176
Depreciation	27,960	26,829	83,756	83,475
Depreciation - restructuring and merger and integration	8,622	16,823	31,749	38,263
Amortization	22,031	18,515	62,825	55,513
Earnings before interest, taxes, depreciation, and amortization	$258,983	$275,299	$772,971	$795,903

(5) Reconciliation to cash provided by operating activities:
Cash provided by operating activities	$409,305	$374,834	$469,239	$394,380
Additions to property, plant, and equipment	(61,184)	(49,060)	(196,891)	(111,133)
Free cash flow	$348,121	$325,774	$272,348	$283,247

The Company uses non-GAAP measures including net sales adjusted for the noncomparable impact of acquisitions, divestiture, and foreign exchange rate; gross profit, operating income, income, and income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP measures supplement other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations. These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company

Unaudited Reportable Segments

	Three Months Ended January 31,		Nine Months Ended January 31,
	2012	2011	2012	2011
	(Dollars in thousands)

Net sales:
U.S. Retail Coffee	$637,886	$554,667	$1,755,518	$1,425,524
U.S. Retail Consumer Foods	556,549	518,492	1,631,241	1,510,059
International, Foodservice, and Natural Foods	273,206	239,192	783,670	702,993
Total net sales	$1,467,641	$1,312,351	$4,170,429	$3,638,576

Segment profit:
U.S. Retail Coffee	$138,346	$158,093	$418,015	$419,074
U.S. Retail Consumer Foods	106,645	102,160	301,619	308,642
International, Foodservice, and Natural Foods	39,029	29,890	116,565	116,831
Total segment profit	$284,020	$290,143	$836,199	$844,547
Interest income	464	779	1,090	1,784
Interest expense	(23,599)	(18,132)	(58,469)	(53,176)
Share-based compensation expense	(3,576)	(4,495)	(14,320)	(14,803)
Cost of products sold - restructuring	(12,022)	(16,851)	(33,492)	(38,376)
Cost of products sold - merger and integration	(1,109)	-	(2,784)	-
Other restructuring costs	(13,549)	(8,414)	(33,802)	(34,863)
Other merger and integration costs	(5,873)	(2,746)	(17,429)	(8,175)
Corporate administrative expenses	(47,525)	(44,675)	(141,689)	(130,165)
Other income - net	4	170	1,958	487
Income before income taxes	$177,235	$195,779	$537,262	$567,260

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